                           DONALDSON, LUFKIN & JENRETTE, INC.
            STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              AND PREFERRED DIVIDENDS

                                                       For the Years Ended
                                                --------------------------------
                                                  1994        1995       1996
                                                ----------  ---------- ---------
Earnings:
     Income before provision for
       income taxes                            $  205,000  $  298,500 $  473,800

Add: Fixed Charges
       Interest(gross)                          2,116,655   2,699,769  2,865,800

       Interest factor in rents                    18,565      22,064     25,515
                                                ----------  ---------- ---------
       Total fixed charges                      2,135,220   2,721,833  2,891,315

Add: Preferred dividends                           20,970      19,868     18,653

     Combined fixed charges and preferred
       dividends                                2,156,190   2,741,701  2,909,968

Earnings before fixed charges, preferred
  dividends and provision for income taxes     $2,340,220  $3,020,333 $3,365,115
                                               ==========  ========== ==========
Ratio of earnings to fixed charges
  and preferred dividends                            1.09        1.10       1.16
                                               ==========  ========== ==========


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           STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


				     	               FISCAL YEAR ENDED DECEMBER 31,
     				    -----------------------------------------------------------
				       1992        1993         1994	  1995       1996
                                    ----------  ----------   ----------- ----------  -----------
Earnings:
  Income before provision for
    income taxes                    $  245,000  $  302,000   $  205,000  $  298,500  $  473,800

Add: Fixed Charges
     Interest expense (gross)        1,130,709   1,465,303    2,116,655   2,699,769   2,865,800

       Interest factor in rents         13,899      15,432       18,565      22,064      25,515
                                    ----------  ----------   ----------- ----------  -----------
       Total fixed charges           1,144,608   1,480,735    2,135,220   2,721,833   2,891,315

Earnings before fixed charges,
  and provision for income taxes    $1,389,608  $1,782,735   $2,340,220  $3,020,333  $3,365,115
                                    ==========  ==========   ==========  ==========  ==========
Ratio of earnings to fixed charges        1.21        1.20         1.10        1.11        1.16
                                    ==========  ==========   ==========  ==========  ==========
